Exhibit 99.2



       FOR IMMEDIATE RELEASE         Contact:  Jennefer Hirshberg
                                               Capitoline/MS&L
                                               202/467-3905


                    METROMEDIA INTERNATIONAL GROUP TO
              ACQUIRE MOTION PICTURE CORPORATION OF AMERICA


          ATLANTA, Nov. 27, 1995 -- Metromedia International Group, Inc.

(MIGI) (AMEX:MMG) and its wholly-owned subsidiary, Orion Pictures

Corporation, today announced that they have signed a letter of intent with Motion Picture Corporation of America (MPCA) to acquire MPCA in its entirety.  The purchase price is valued at approximately $32.5 million,

consisting of MIGI stock and cash.

          MPCA is an entertainment company which produces and distributes independent feature films and television properties.  Its most recent commercial success is, "Dumb and Dumber" which has grossed nearly $250 million worldwide.  MPCA has a library of 40 films and a recently launched interactive CD-ROM video division.  MPCA also acquires theatrical rights for films produced by others and distributes these films.

          John Kluge, chairman of MIGI, said, "Motion Picture Corporation of America will be an extremely important asset to our entertainment operations and to the overall growth of MIGI.  MPCA will provide some additional motion picture product to our pipeline for release our Orion's existing distribution network, as well as enhance the value of our film library."

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          Consummation of the transaction remains subject to customary closing conditions including the execution of definitive documentation,

board approval of Metromedia, the lapse or early termination of the applicable waiting period under Hart-Scott-Rodino, as amended and the satisfaction by Metromedia of its due diligence review of MPCA.

          MPCA will become a subsidiary of MIGI.  Messrs. Krevoy and

Stabler will serve as co-presidents of MPCA and Jeffrey Ivers will continue as MPCA's chief financial officer.

          Metromedia International Group is an international

communications, media and entertainment company.  Its core businesses are

Metromedia International Telecommunications, Inc., a company which operates communications and media businesses in Eastern Europe and former

Soviet Republics, and Orion Pictures Corporation, a film production and distribution company with a film library of more than 1,000 titles.

Metromedia International Group also owns Snapper, Inc. which manufactures and sells lawn and garden equipment.  The company also owns approximately

39% of the outstanding shares of Roadmaster Industries, Inc. (NYSE:RDM),

a leading sporting goods manufacturer.